Exhibit 99.1

MindMed Reports First Quarter 2023 Financial Results and Business Highlights

– Key MM-120 readouts in GAD (Phase 2b) and ADHD (Phase 2a) expected by end of 2023 –

– MM-402 pre-clinical data in ASD model to be presented at ASCP 2023 Annual Meeting –

– Strengthened leadership team with appointment of Mark R. Sullivan as Chief Legal Officer –

– Cash and cash equivalents of $129.4 million at March 31, 2023 –

– Company to host conference call today at 4:30 PM ET –

NEW YORK, May 4, 2023 -- Mind Medicine (MindMed) Inc. (NASDAQ: MNMD), (NEO: MMED), (the “Company” or "MindMed"), a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders, today reported its financial results for the quarter ended March 31, 2023.

“2023 is a critical year for MindMed and we are well positioned to continue advancing our R&D pipeline toward multiple near-term milestones later this year," said Robert Barrow, Chief Executive Officer and Director of MindMed. "These include key data from our Phase 2b study of MM-120 for the treatment of generalized anxiety disorder, as well as from our Phase 2a proof-of-concept trial of repeated low-dose MM-120 in attention-deficit/hyperactivity disorder. Additionally, we plan to initiate the first clinical trial of MM-402 later in the year following positive preclinical results, which we plan to present at the ASCP 2023 Annual Meeting. We made great progress throughout the first quarter and continue to remain focused on long-term value creation for our shareholders through focused and efficient execution."

Business Update

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In April 2023, Mark R. Sullivan was appointed as Chief Legal Officer. Mr. Sullivan comes to MindMed with extensive and demonstrated success as a pharmaceutical executive, with particular expertise in the areas of SEC reporting, financing, corporate governance and compliance, mergers and acquisitions, intellectual property, litigation management and business development.
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The Company reiterates its guidance for its cash runway, which is expected to fund its current operating plan into the first half of 2025.
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MindMed’s management team will participate in the RBC Capital Markets Global Healthcare Conference that is being held in New York, NY from May 16-17, 2023, the BIO International Convention being held in Boston, MA from June 5-8, 2023, the Jefferies Global Healthcare Conference that is being held in New York, NY from June 7-9, 2023 as well as the H.C. Wainwright Neuropsychiatry Conference that is being held virtually on June 26, 2023.

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The Company plans to host an analyst and investor day in the second quarter of 2023. The event will be hosted by the Company’s management team and will include a physician expert and other key opinion leaders.

Recent Highlights and Anticipated Upcoming Milestones:

Phase 2b study evaluating MM-120 for generalized anxiety disorder ("GAD") remains on track for late 2023 topline readout

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MM-120, the Company’s proprietary, pharmaceutically optimized form of lysergide D-tartrate, is being developed for the treatment of GAD.
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In August 2022, the Company initiated dosing in the 200-patient Phase 2b dose-optimization study of MM-120 for the treatment of GAD.
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Patient enrollment is currently ongoing, and the study remains on track, with topline results expected to be announced in late 2023.

Phase 2a study evaluating MM-120 for attention deficit hyperactivity disorder ("ADHD") remains on track for late 2023 topline readout

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The Company’s Phase 2a proof-of-concept trial for the treatment of ADHD is designed to assess the safety and efficacy of repeated low-dose MM-120 administration in 52 patients.
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The Company expects topline results in late 2023.

Advancing development of MM-402 into first clinical trial in 2023

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The Company is developing MM-402, the Company's proprietary form of the R-enantiomer of 3,4-Methylenedioxymethamphetamine ("MDMA"), for the treatment of core symptoms of autism spectrum disorder ("ASD").
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A late breaking abstract on the results from a pre-clinical study of MM-402 in a model of ASD, titled “MM-402, R(−)-3,4-Methylenedioxymethamphetamine, Demonstrates Prosocial and Therapeutic-Like Effects in Fmr1 Knockout mice, a Preclinical Model of Autism Spectrum Disorder (due to Fragile X syndrome)” has been accepted for presentation at the American Society of Clinical Psychopharmacology (ASCP) 2023 Annual Meeting that is being held in Miami Beach, FL from May 30-June 2, 2023.
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The Company plans to initiate its first clinical trial of MM-402 in 2023. This Phase 1 study is intended to characterize the tolerability, pharmacokinetics and pharmacodynamics of MM-402, and to evaluate early signals of efficacy to support the Company’s approach in targeting core symptoms of ASD.
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University Hospital Basel ("UHB") in Switzerland, the Company’s collaborator, is currently enrolling participants in a Phase 1 investigator-initiated trial of R(-)-MDMA, S(+)-MDMA and R/S-MDMA in healthy volunteers. This trial compares the tolerability, pharmacokinetics and acute subjective, physiological and endocrine effects of the three molecules.

Collaborations and Partnerships

The Company continues to support its ongoing collaboration with the Liechti Lab at University Hospital Basel (“UHB”) in Switzerland. MindMed has exclusive worldwide rights to data, compounds and patent rights associated with UHB’s research on lysergide and other psychedelic compounds, including data from preclinical studies and investigator-initiated clinical trials.

In April 2023, Prof. Matthias Liechti and Dr. Felix Mueller, MindMed collaborators at UHB, released positive topline data from a Phase 2 double-blind investigator-initiated clinical trial evaluating two lysergide regimens in the treatment of major depressive disorder (MDD). These demonstrated the significant, rapid and beneficial effects of lysergide and its potential to safely mitigate symptoms of MDD. Patients in the high dose arm (n=28) demonstrated a least square mean change from baseline in clinician-rated Inventory of Depressive Symptomatology (IDS-C) scores of -12.9 points compared to -3.6 points in the lower dose arm (n=27, p=0.02). The statistically significant benefit as measured by IDS-C was maintained up to 16 weeks after the first administration compared to placebo (p=0.008). Data from the secondary endpoints were also encouraging. The investigational drug was generally well-tolerated, as indicated by reported adverse events, changes in vital signs and laboratory values.

First Quarter 2023 Financial Results

Cash Balance. As of March 31, 2023, MindMed had cash and cash equivalents totaling $129.4 million compared to $142.1 million as of December 31, 2022. The Company believes its available cash and cash equivalents will be sufficient to fund its operating requirements into the first half of 2025.

Net Cash in Operating Activities. The net cash used in operating activities was $13.3 million for the quarter ended March 31, 2023, compared to $12.9 million in the quarter ended March 31, 2022.

Research and Development (R&D). R&D expenses were $12.6 million for the quarter ended March 31, 2023, compared to $10.2 million for the quarter ended March 31, 2022, an increase of $2.4 million. The increase was primarily due to increases of $2.9 million in expenses related to clinical research for the MM-120 GAD study, $0.9 million in expenses related to our MM-402 program, and $0.2 million in internal personnel costs as a result of increasing research and development capacities, offset by a decrease of $0.7 million in expenses related to our MM-110 program, and a decrease of $0.9 million of expenses in connection with various external R&D collaborations.

General and Administrative (G&A). G&A expenses were $8.3 million for the quarter ended March 31, 2023, compared to $8.3 million for the quarter ended March 31, 2022.

Net Loss. Net loss for the quarter ended March 31, 2023 was $24.8 million, compared to $18.5 million for the same period in 2022.

Conference Call and Webcast Reminder

MindMed management will host a conference call at 4:30 PM EST today to provide a corporate update and review the Company’s first quarter 2023 financial results. Individuals may participate in the live call via telephone by dialing (888) 396-8049 (domestic) or (416) 764-8646 (international). The webcast can be accessed live here on the Financials page in the Investors section of the MindMed website,

https://mindmed.co/. The webcast will be archived on the Company’s website for at least 30 days after the conference call.

About MindMed

MindMed is a clinical stage biopharmaceutical company developing novel product candidates to treat brain health disorders. Our mission is to be the global leader in the development and delivery of treatments that unlock new opportunities to improve patient outcomes. We are developing a pipeline of innovative product candidates, with and without acute perceptual effects, targeting neurotransmitter pathways that play key roles in brain health disorders.

MindMed trades on NASDAQ under the symbol MNMD and on the Canadian NEO Exchange under the symbol MMED.

Forward-Looking Statements

Certain statements in this news release related to the Company constitute “forward-looking information” within the meaning of applicable securities laws and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “will”, “may”, “should”, “could”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, “potential” or “continue”, or the negative thereof or similar variations. Forward-looking information in this news release includes, but is not limited to, statements regarding anticipated upcoming milestones, trials and studies, results and timing of clinical trials, the potential benefits of the Company’s product candidates, and the Company’s cash runway funding its operations into the first half of 2025. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including history of negative cash flows; limited operating history; incurrence of future losses; availability of additional capital; lack of product revenue; compliance with laws and regulations; difficulty associated with research and development; risks associated with clinical trials or studies; heightened regulatory scrutiny; early stage product development; clinical trial risks; regulatory approval processes; novelty of the psychedelic inspired medicines industry; as well as those risk factors discussed or referred to herein and the risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023 under headings such as “Special Note Regarding Forward-Looking Statements,” and “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings and furnishings made by the Company with the securities regulatory authorities in all provinces and territories of Canada which are available under the Company’s profile on SEDAR at www.sedar.com and with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events, changes in expectations or otherwise.

For Media & Investor Inquiries, please contact:

Maxim Jacobs, CFA
Vice President, Investor Relations and Corporate Communications
Mind Medicine (MindMed) Inc.
ir@mindmed.co
media@mindmed.co

Mind Medicine (MindMed) Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2023	2022
Operating expenses:
Research and development	$12,599	$10,241
General and administrative	8,263	8,264
Total operating expenses	20,862	18,505
Loss from operations	(20,862)	(18,505)
Other income/(expense):
Interest income/(expense), net	1,284	(27)
Foreign exchange gain/(loss), net	(52)	45
Change in fair value of 2022 USD Financing Warrants	(5,185)	—
Other income	—	36
Total other income/(expense), net	(3,953)	54
Net loss	(24,815)	(18,451)
Other comprehensive loss
Gain/(loss) on foreign currency translation	14	(49)
Comprehensive loss	$(24,801)	$(18,500)
Net loss per common share, basic and diluted	$(0.65)	$(0.66)
Weighted-average common shares, basic and diluted	38,077,251	28,147,499

Mind Medicine (MindMed) Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$129,409	$142,142
Prepaid and other current assets	3,004	3,913
Total current assets	132,413	146,055
Goodwill	19,918	19,918
Intangible assets, net	2,898	3,689
Other non-current assets	300	331
Total assets	$155,529	$169,993

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,320	$2,111
Accrued expenses	6,687	5,877
2022 USD Financing Warrants	15,089	9,904
Total current liabilities	24,096	17,892
Other liabilities, long-term	1,089	1,184
Total liabilities	25,185	19,076

Commitments and contingencies
Shareholders' Equity:
Common shares, no par value, unlimited authorized as of March 31, 2023 and December 31, 2022; 38,290,111 and 37,979,136 issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	348,986	344,758
Accumulated other comprehensive income	641	627
Accumulated deficit	(219,283)	(194,468)
Total shareholders' equity	130,344	150,917
Total liabilities and shareholders' equity	$155,529	$169,993